Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders of City Network, Inc. and Subsidiaries

We hereby consent to the reference to our firm under the caption "Experts" and to the inclusion of our report dated March 11, 2006 on the audited consolidated balance sheets of City Network, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended in the Registration Statement on Form SB-2 and related Prospectus of City Network, Inc. and subsidiaries for the registration of up to 15,069,455 shares of its common stock.



/s/ Simon & Edward, LLP
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City of Industry, California
February 13, 2007